Exhibit 99.1

Planet 13 Provides Further Update Regarding Access to Certain Cash Accounts

Las Vegas, Nevada – January 23, 2024 - Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) (“Planet 13” or the “Company”), a leading vertically-integrated multi-state cannabis company, today provided the following update.

As reported in a press release issued by the Company on November 17, 2023, on June 20, 2021, the Company engaged El Capitan Advisors, Inc. (“El Capitan”), an investment advisor registered with the Securities and Exchange Commission (the “SEC”), for cash management services. One of the Company’s accounts managed by El Capitan was held at BridgeBank, a division of Western Alliance Bank (collectively “WAB”). Pursuant to a dispute unrelated to the Company, Casa Verde Capital, L.P. and Casa Verde Capital EF, L.P. (collectively “Casa Verde”) obtained a US$35.0 million default judgment against El Capitan, which is a portfolio company of Casa Verde. Casa Verde then levied that judgment causing approximately US$5.5 million of the Company’s funds held at WAB (the “WAB Funds”) and managed by El Capitan to be directed to the Orange County, California Sheriff’s Office (the “Sheriff’s Office”) on September 21, 2023.

On or around October 24, 2023, the Company became aware of the levy against the WAB Funds and thereafter filed a third-party claim (the “WAB Claim”) of exemption asserting rightful ownership over the WAB Funds.

The Company has secured a partial settlement with Casa Verde for the release of US$3.4 million of the WAB Funds. On January 16, 2024, the court entered an order directing the Sherrif’s Office to release these funds to the Company. The remaining approximately US$2.1 million of the WAB Funds (the “Remaining Levied Funds”) are still in the possession of the Sherrif’s Office while litigation is ongoing. The Company has not relinquished any right to the Remaining Levied Funds and continues to pursue their return. A hearing on the ultimate disposition of the Remaining Levied Funds is scheduled for April 29, 2024.

After filing the WAB Claim in November 2023, the Company also took immediate action to withdraw the remaining approximately US$16.5 million that the Company held in two additional Company accounts managed by El Capitan (the “Additional Funds”). The Company was initially informed by El Capitan that the Additional Funds were being wired to the Company in due course. However, on November 14, 2023, El Capitan informed the Company that due to issues in connection with the Casa Verde judgment the wire was not able to be processed. Since November 14, 2023, El Capitan has refused to honor the Company’s further withdrawal requests with respect to the Additional Funds and at this time it is unclear whether the Additional Funds will be returned. Based on discussions with El Capitan to secure the withdrawal of the Additional Funds and purported bank statements provided by El Capitan, the Company has reason to believe that the Additional Funds were misappropriated by El Capitan.

On January 22, 2024, the Company initiated a lawsuit in Santa Monica, California against El Capitan, El Capitan’s founder and Chief Executive Officer—Andrew Nash, Casa Verde, Casa Verde’s Managing Member—Karan Wadhera, and Jamie Nash, the spouse of Andrew Nash (collectively “Defendants”) seeking approximately US$16.5 million in compensatory damages and other relief. The Company alleges that each Defendant is liable for their involvement in a scheme to defraud the Company of funds managed by El Capitan in its capacity as the Company’s fiduciary. The Company is vigorously pursuing its rights against Defendants and intends to act quickly to enact all necessary remedies available.

At this time, the Company is not able to predict what, if any, action may be taken by law enforcement or other regulatory authorities. The Company will continue to vigorously pursue its rights to reclaim the funds that it entrusted to El Capitan and will pursue recovery of its funds through all legally available means, including as appropriate, through cooperation with law enforcement.

The Company has engaged legal counsel regarding these matters and is conducting an internal investigation with respect to the same. Given the nature of the claims and the actions taken by the Defendants, the Company may be limited in what information it can disclose following this announcement.

While this matter has resulted and will continue to result in some additional near-term expenses, the Company does not expect this incident to have a material impact on its current business operations or its ability to fund the anticipated working capital and other liquidity requirements of its near-term ongoing operations.

About Planet 13

Planet 13 (https://planet13.com/investors/) is a vertically integrated cannabis company, with award-winning cultivation, production and dispensary operations across its locations in California, Nevada, Illinois, and upcoming sites in Florida. Home to the nation’s largest dispensary located just off The Strip in Las Vegas, Planet 13 recently opened its first Illinois dispensary in Waukegan, bringing unparalleled cannabis experiences to the Chicago metro area. Planet 13 holds a medical marijuana treatment center license in Florida allowing for state-wide expansion throughout the Sunshine State. Planet 13’s mission is to build a recognizable global brand known for world-class dispensary operations and innovative cannabis products. Licensed cannabis activity is legal in the states Planet 13 operates in but remains illegal under U.S. federal law. Planet 13’s shares trade on the Canadian Securities Exchange (CSE) under the symbol PLTH and are quoted on the OTCQX under the symbol PLNH.

Cautionary Note Regarding Forward-Looking Information

This news release contains forward-looking information and forward-looking statements within the meaning of applicable securities laws. All statements, other than statements of historical fact, are forward-looking statements and are often, but not always, identified by phrases such as  “plans”, “expects”, “proposed”, “may”, “could”, “would”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases. In this news release, forward-looking statements relate to whether the WAB Funds and/or the Additional Funds will be returned to the Company, statements regarding the Company pursuing recovery of its funds through all available legal means and the impact on the Company’s business and ability to fund the anticipated working capital and other liquidity requirements.  Such forward-looking statements reflect what management of the Company believes, or believed at the time, to be reasonable assumptions and accordingly readers are cautioned not to place undue reliance upon such forward-looking statements and that actual results may vary from such forward-looking statements. These assumptions, risks and uncertainties which may cause actual results to differ include, among others, those assumptions, risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and any of the Company’s subsequent periodic reports filed with the U.S. Securities and Exchange Commission at www.sec.gov and on SEDAR+ at www.sedarplus.com. Forward-looking statements contained herein are made only as to the date of this press release and we assume no obligation to update or revise any forward-looking statements should they change, except as required by law. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

For further inquiries, please contact:

LodeRock Advisors Inc., Planet 13 Investor Relations

mark.kuindersma@loderockadvisors.com

Robert Groesbeck or Larry Scheffler

Co-Chief Executive Officers

ir@planet13lasvegas.com

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